UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):      October 17, 2006

XO HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-30900	54-1983517
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

11111 Sunset Hills Road
Reston, Virginia		20190
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code:      703-547-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 17, 2006, XO Holdings, Inc. (“XO Holdings” or the “Company”) announced in a press release that it has determined that a continued focus on its core businesses is its most promising strategy for maximizing shareholder value at this time, rather than a sale of XO Communications, the Company’s national wireline telecommunications business.

In March 2006, XO Holdings commenced a review of its strategic alternatives following the termination of its earlier agreement to sell its national wireline telecommunications business to Elk Associates, LLC, a company owned by Carl Icahn, the Company’s majority stockholder.  Such alternatives include the possibility of renegotiating or refinancing the Company’s existing credit facility, consummating one or more business combinations, divesting certain assets, business or lines of business and/or raising capital through one or more offerings of debt and/or equity securities.  As part of this process, the Company sought, received and considered offers for the purchase of all or part of its national wireline telecommunications business, but credible offers that would have significantly enhanced shareholder value did not materialize.  As a result, the Company has determined no longer to actively seek offers for the sale of its wireline telecommunications business and will continue to review its remaining alternatives and focus on it core businesses, which the Board of Directors has concluded is in the best interests of shareholders at this time.

The Company also announced that it is considering renegotiating or refinancing its Amended and Restated Credit and Guaranty Agreement, dated July 16, 2003, as amended, supplemented or otherwise modified (the “Credit Facility”), which matures on July 15, 2009, and contains a covenant requiring the Company to meet specified minimum EBITDA targets on a quarterly basis. The Company currently anticipates it will not be in compliance with its EBITDA covenant upon the filing of its third quarter financial results.  Although the Company in March 2006 obtained a waiver through June 30, 2007 of compliance with the EBITDA covenant from Arnos Corp., an affiliate of Mr. Carl Icahn which holds a majority of the Company’s loans outstanding under the Credit Facility, Arnos Corp. has indicated that it is currently considering whether to grant another waiver. If the Company is unable to obtain another waiver from Arnos Corp., amend the covenant to remove or decrease the EBITDA requirement or repay the Credit Facility with a new debt or equity offering, the Company will be required to reclassify its outstanding long term debt to short term debt as of September 30, 2006 because at that point an event of default would be less than 12 months away. The existing waiver generally prevents the lenders under the Credit Facility from accelerating repayment of the outstanding indebtedness under the Credit Facility for a breach of a covenant for which a waiver has been granted, until September 30, 2007.

Another outgrowth of the strategic review was the recently announced decision that XO Communications would operate two new lines of business, XO Business Services and XO Carrier Services.  The creation of these lines of business strengthens the company’s focus around specific customer segments and highlights the company’s unique service capabilities in serving business and wholesale customers.  Through XO Business Services, XO Carrier Services and Nextlink, XO Holdings now operates three business units focused on the enterprise, wholesale carrier, and wireless markets and is positioned to capitalize on the significant growth in IP services for enterprises, wholesale high bandwidth services for carriers, cable companies and other service providers, and the proliferation of mobile data and wireless services.

A copy of the press release issued by the Company on October 17, 2006 is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 Press release dated October 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO HOLDINGS, INC.

By:	/s/ Gregory Freiberg	.
Name:	Gregory Freiberg
Title:	Senior Vice President and Chief Financial Officer

Date:  October 18, 2006

Exhibit Index

Exhibit No.	Description

Exhibit 99.1	Press release dated October 17, 2006.